LETTER TO STOCKHOLDERS

Since GEC Organics Corp. (“GECO”) received its latest status upgrade from The Gold Standard (“GS”) during the first week in September, the Company has received numerous unsolicited inquiries regarding the potential purchase of its initial production of Verified Carbon Units (VCU’s). All inquiries are for VCUs that will be available for the first quarter of 2015.

The current price for one ton of carbon offsets on The Gold Standard is $5.08 per ton and using the GECO composting process, the GS protocol calls for one ton of chicken waste to generate 20 tons of carbon offsets. At today’s prices that would create gross revenue of approximately $100 per ton of compost produced but for wholesale transactions in the first years of the 10 year crediting period, it could be less.   The Company has been allotted, 305,413 of Carbon Credits by GS for production during year one and 547,941 for year two. Additionally, unused VCU’s are allowed to accumulate over an unspecified period of time.  The total number of VCU’s granted over the 10 year crediting period, which runs through 2023, is 7,406,945.

GECO has recently entered into negotiations with parties very interested in supporting the company with funds to purchase raw materials for the production of its products using VCU purchase contracts as collateral. This relationship will enable the Company to purchase not only all the raw composting material necessary to fulfill each contract, but also allow it to develop a sufficient inventory for future sales. As part of this relationship, GECO will have enough working capital for its ongoing operations.  Additionally, the net revenue received from the exchange of the Gold Standard Certificates with the end VCU users will soon negate the need to borrow additional capital.

Based on our current negotiations and future interest in its other technologies, we anticipate having the needed funds to begin filing our delinquent SEC reports and hopefully become current prior to the filing date of its 2014 10K. Management has maintained the internal records and is prepared to engage its auditors and attorneys as soon as a reasonable amount of cash is available to complete these past due reports.

We look forward to a profitable 2015.  Thank you for your continued support.

Peter D. Ubaldi, President & CEO